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Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Nasal Mist, Inc., a California corporation

Diagnostech, Inc., a California corporation

Unified Technologies, Inc., a California corporation

Chemical Dependency Healthcare of California, Inc., a California corporation